Exhibit 10.3
THIRD AMENDMENT TO MASTER SERVICES AGREEMENT
     This THIRD AMENDMENT TO MASTER SERVICES AGREEMENT, dated as of August 14, 2008 (this “Third MSA Amendment”) is made by and between VISTEON CORPORATION, a Delaware corporation (“Visteon”) and AUTOMOTIVE COMPONENTS HOLDINGS, LLC, a Delaware limited liability company (“ACH LLC”, and collectively with its Subsidiaries, “ACH”). Visteon and ACH are each individually referred to herein as a “Party,” and collectively, as the “Parties.”
     WHEREAS, Visteon Corporation, a Delaware corporation (“Visteon”) and Automotive Components Holdings, LLC, a Delaware limited liability company (“ACH”) have entered into that Master Services Agreement dated September 30, 2005, as amended by that First Amendment to the Master Services Agreement dated April 24, 2006 and that Second Amendment to Master Services Agreement dated June 7, 2007 (the “Master Services Agreement”), which establishes the terms and conditions pursuant to which Visteon provides or will provide certain Services to ACH, Ford and certain ACH Buyers (as defined in the Master Services Agreement).
     WHEREAS, Visteon and ACH wish to amend the Master Services Agreement on the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Third MSA Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Visteon and ACH agree as follows:
     1. Term. Notwithstanding anything to the contrary in the Master Services Agreement,
a.	The Extended Term of the Master Services Agreement is hereby extended, effective as of the date of this Third MSA Amendment, for twelve (12) months from December 31, 2009, so that the Master Services Agreement will expire at 12:01 a.m. January 1, 2011, unless earlier terminated in accordance with its terms;

b.	The 5% mark-up contemplated in Section 5.1(a) of the Master Services Agreement shall continue to apply to Service Fees during the Extended Term as extended herein, but there shall be no additional mark-up or increase in such 5% mark-up as it relates to ACH during such Extended Term; however, nothing in this provision amends or modifies Section 5.1(b) of the Master Services Agreement.

c.	Upon the expiration or termination of the Extended Term and at the request of ACH, Visteon shall negotiate in good faith to provide ACH, on commercially reasonable terms, with (i) Services necessary for the continuation of ACH operations and (ii) those services that are required to

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provide access to and facilitate use of the Climate Tools provided to ACH pursuant to the Intellectual Property Contribution Agreement, as amended. If, during the Term or any Extended Term of the Master Services Agreement, ACH should terminate a Service that is required for the continued access to and use of the executable version of engineering design tools, then Visteon shall negotiate in good faith to provide ACH, on commercially reasonable terms, with such services as are necessary for the continuation of such access and use. For the avoidance of doubt, nothing in this Amendment expands or modifies any rights granted to ACH under the terms of the Intellectual Property Contribution Agreement, as amended.
The Master Services Agreement is hereby amended to reflect the foregoing.
     2. Services Fees. The following Section 5.1(e) shall be inserted into the Master Services Agreement:
     (e) Notwithstanding anything to the contrary in this Agreement (in particular, Subsection 5.1(d)(i)(4)), the Revised BMO Charge shall be eliminated and replaced without further action of the Parties, effective as of January 1, 2009 and for the remainder of the Term of the Master Services Agreement, with a variable fee of ten percent (10%) of the actual Service Fees incurred by ACH in the previous calendar month (the “Variable BMO Charge”), provided, however, that the Variable BMO Charge:
     (i) shall apply to costs of Visteon Third Party Service Providers incurred and paid by Visteon and to reasonable and customary accruals related to Services provided by Visteon Third Party Service Providers;
     (ii) shall not apply to accruals (e.g., annual and long-term incentives, bonus) relating to shared personnel that are Visteon employees providing Services under the Master Services Agreement;
     (iii) shall not apply to:
(A)	Services that are resold by ACH pursuant to Section 3.2(d); or

(B)	the 5% mark-up on all Services provided to ACH during any Extended Term, except that during any Extended Term, the 5% markup on Services provided for in Section 5.1(a) of the Master Services Agreement shall not apply to any portion of the Variable BMO Charge.
3. BMO Services. The parties acknowledge that, notwithstanding the change in the BMO Charges pursuant to the new Section 5.1(e), the same services that are provided to ACH as of the date hereof by the BMO shall continue to be provided to ACH during the Extended Term.

     4. Counterparts. This Third MSA Amendment may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.
          IN WITNESS WHEREOF, each of the Parties hereto, having caused this Third MSA Amendment to be duly executed, do hereby warrant and represent that their respective signatories, whose signatures appear below, have been and are on the date of this document officers duly authorized by all necessary and appropriate corporate action to execute this Third MSA Amendment.

VISTEON CORPORATION, a Delaware corporation		AUTOMOTIVE COMPONENTS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Heidi A. Sepanik	By:	/s/ W. C. Connelly

W. C. Connelly

Its: Secretary		Its: Chief Executive Officer and Chief Financial Officer